EXHIBIT 24.6

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Hyster-Yale Materials Handling, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Charles A. Bittenbender, Suzanne S. Taylor, Dennis W. LaBarre and Thomas C. Daniels, and each of them, as the true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for each of the undersigned and in the name, place and stead of each of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) one or more Registration Statement(s) on Form S-8 relating to the registration of Class A common stock, par value $0.01 per share, of Hyster-Yale to be issued in connection with Hyster-Yale Materials Handling, Inc. Non-Employee Directors’ Equity Compensation Plan, with any and all amendments, supplements and exhibits thereto, including pre-effective and post-effective amendments or supplements with full power and authority to do and perform any and all acts and things whatsoever required, necessary or desirable to be done in the premises, hereby ratifying and approving the act of said attorneys and any of them and any such substitute.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

Alfred M. Rankin, Jr.	Director, Chairman, President and Chief Executive Officer (principal executive officer)	, 2012

Kenneth C. Schilling	Vice President, Chief Financial Officer (principal financial officer and principal accounting officer)	, 2012

J.C. Butler, Jr.	Director	, 2012

Carolyn Corvi	Director	, 2012

John P. Jumper	Director	, 2012

/s/ Dennis W. LaBarre Dennis W. LaBarre	Director	October 25, 2012

Claiborne Rankin	Director	, 2012

Michael E. Shannon	Director	, 2012

Britton T. Taplin	Director	, 2012

Eugene Wong	Director	, 2012